UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2016

LINN ENERGY, LLC
(Exact name of registrant as specified in its charters)

Delaware (State or other jurisdiction of incorporation or organization)	000-51719 (Commission File Number)	65-1177591 (IRS Employer Identification No.)

600 Travis, Suite 5100 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (281) 840-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 2, 2016, Linn Energy, LLC (the “Company”) borrowed approximately $919 million under the Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, as amended and currently in effect (the “Credit Facility”), which represents the remaining undrawn amount that was available under the Credit Facility. These funds are intended to be used for general corporate purposes.
As of February 3, 2016, following the funding of this borrowing, the aggregate utilization under the Credit Facility was $3.6 billion, including the $500 million term loan and approximately $6 million of outstanding letters of credit, with no remaining availability. These new borrowings were initially designated as ABR loans with an interest rate of 4.75%.
Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2016, as part of a comprehensive new compensation program for 2016 for all employees, executive officers and independent directors, the Compensation Committee of the Board of Directors of the Company adopted the Linn Energy, LLC Executive Incentive Plan, the Linn Energy, LLC Severance Plan and an amendment and restatement of the Linn Energy, LLC Change of Control Protection Plan.
Executive Incentive Plan
The Linn Energy, LLC Executive Incentive Plan (the “Incentive Plan”) is intended to enable the Company’s executive officers to earn cash compensation during the 2016 calendar year. The Company’s Chief Executive Officer and any employee with a title of Executive Vice President or Senior Vice President participate in the Incentive Plan.
Pursuant to the terms of the Incentive Plan, the Compensation Committee (the “Committee”) of the Board of Directors of the Company assigns a target incentive award to each participant. The target incentive award is intended to approximate the sum of the participant’s (i) target bonus amount under the Company’s existing Employee Incentive Compensation Program (“EICP”) and (ii) target annual long term incentive amount, each as determined by the Committee using competitive market data. Payments under the Incentive Plan are made quarterly based on achievement of performance goals to be established by the Committee, although the Committee has discretion, for the first quarter of 2016 only, to make the payment based solely on a participant’s continued employment with the Company through the end of such quarter. The total amount of all payments under the Incentive Plan may not exceed the amount of the participant’s target incentive award.
Generally, a participant must be employed by the Company on the applicable payment date in order to earn a quarterly payment with respect to the target incentive award. However, if a participant is terminated involuntarily by the Company without “Cause,” terminates employment voluntarily due to “Good Reason” or is terminated due to death or “Disability” (with all capitalized terms defined in the Incentive Plan), then the participant will receive a pro-rated amount of the quarterly payment the participant would have earned for the quarter in which the termination occurs had the participant remained employed through the applicable payment date.

On February 2, 2016, the following target awards under the Incentive Plan were granted to our Chief Executive Officer, Chief Financial Officer and other executive officers:

Executive Officer	Title	Target Incentive Award
Mark E. Ellis	Chairman, President and Chief Executive Officer	$6,900,000
David B. Rottino	Executive Vice President and Chief Financial Officer	$2,700,000
Arden L. Walker, Jr.	Executive Vice President and Chief Operating Officer	$2,700,000
Jamin B. McNeil	Senior Vice President-Houston Division Operations	$1,131,250
Thomas Emmons	Senior Vice President – Corporate Services	$1,108,750
Candice J. Wells	Senior Vice President, General Counsel and Corporate Secretary	$990,000
Severance Plan
The Linn Energy, LLC Severance Plan (the “Severance Plan”) is intended to offer specific severance benefits to eligible employees in the event of certain involuntary terminations of employment that are not in connection with a change of control of the Company. Severance benefits after a change of control of the Company, if any, are provided under the Linn Energy, LLC Change of Control Protection Plan discussed below. The Severance Plan is administered by the Committee.
Participants in the Severance Plan are assigned to a “Tier,” and the benefits under the Severance Plan vary depending on the participant’s Tier. Unless otherwise determined by the Committee, Tier 1 participants are Company employees with a title of Senior Vice President and include our executive officers, other than Mr. Ellis, Mr. Rottino and Mr. Walker, each of whom has an existing employment agreement with the Company that provides for severance benefits. All participants are entitled to benefits under the Severance Plan if terminated involuntarily by the Company other than due to “Cause,” as defined in the Severance Plan. In addition, participants assigned to Tiers 1 and 2 of the Severance Plan are entitled to benefits upon a voluntary termination for “Good Reason,” as defined in the Severance Plan. All benefits under the Severance Plan are subject to the participant releasing any claims against the Company and its affiliates. Participants in Tier 1 and Tier 2 are subject to non-compete covenants for a period of nine months and six months, respectively, and non-solicitation covenants for a period of one-year after termination of employment.
Benefits under the Severance Plan include a lump sum cash payment based on the participant’s base salary, continued health care coverage at subsidized active-employee rates for a period of time, and outplacement assistance for a period of time. The benefits applicable to Tier 1 participants in the Severance Plan are as follows:

	Cash Payment (Months of Salary)	Months of Subsidized Health Care Coverage	Months of Outplacement Assistance
Tier 1	18	18	6
Change of Control Protection Plan
The Linn Energy, LLC Change of Control Protection Plan (the “COC Plan”) was originally adopted by the Committee effective April 25, 2009. The COC Plan provides severance compensation to participants, including the Company’s executive officers who do not have employment agreements with the Company, upon a termination following a “Change of Control,” as defined in the COC Plan. In situations involving a merger or acquisition, the

COC Plan promotes the ability of participants to act in the best interests of the Company and unitholders, even though the participant could be terminated as a result of the transaction.
Effective February 2, 2016, the Committee approved the amendment and restatement of the COC Plan to expand the classes of participants in the COC Plan and add a provision to the COC Plan regarding excess parachute payments.
The COC Plan provides certain benefits if a participant is terminated involuntarily by the Company other than due to “Cause,” death or “Disability” or terminates employment voluntarily due to “Good Reason” (as such terms are defined in the COC Plan) during the period ending two years following a Change of Control. Participants in the COC Plan are assigned to a “Tier,” and the benefits under the COC Plan vary depending on the participant’s Tier. Unless otherwise determined by the Committee, Tier 1 participants are Company employees with a title of Senior Vice President and include our executive officers, other than Mr. Ellis, Mr. Rottino and Mr. Walker, each of whom has an existing employment agreement with the Company that provides for Change of Control benefits. The Company’s executive officers may designate the classification of a participant below Tier 1.
Benefits under the COC Plan include a lump sum cash payment based on the participant’s base salary and target bonus, a pro-rated payment of the participant’s target bonus in the year of termination, continued health care coverage at subsidized active-employee rates for a period of time, and outplacement assistance for a period of time. For purposes of the COC Plan, “target bonus” is the target bonus under the Company’s existing EICP, excluding special bonuses, for the year in which the participant is terminated, or if no target bonus has been established for such year, the most recent target bonus declared for the participant. Target bonus for employees in quarterly bonus plans is equal to the annualized quarterly bonus amount. The benefit applicable to Tier 1 participants in the COC Plan are as follows:

	Salary and Target Bonus Multiple	Months of Subsidized Health Care Coverage	Months of Outplacement Assistance
Tier 1	2.0	18	6
Severance under the COC Plan is subject to offset for severance owed to the participant under a plan of a prior employer, and the pro-rated target bonus is subject to reduction to the extent the bonus plan provides for a payment of all or a portion of the bonus for the year of termination. If any portion of the severance benefits or payments under the COC Plan, or under any other agreement with the Company or its subsidiaries, would constitute an excess parachute payment and subject the participant to excise tax, then the COC Plan severance benefits and payments will be paid in full (with the participant liable for all taxes) or reduced such that no excise tax is incurred, depending on which method results in the greater after-tax net benefit to the participant.
The descriptions of the Executive Incentive Plan, the Severance Plan and the COC Plan set forth above are qualified in their entirety by the relevant plan documents, which will be filed with the Company’s Annual Report Form 10-K for the year ended December 31, 2015.
Item 8.01 Other Events.
On February 4, 2016, the Company issued a press release announcing the retention of Lazard and Kirkland & Ellis LLP to advise as to strategic alternatives related to the Company’s capital structure. A copy of the press release is attached to this Report as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press Release of Linn Energy, LLC dated February 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date:	February 4, 2016	By:	/s/ Candice J. Wells
Candice J. Wells
Senior Vice President, General Counsel and Corporate Secretary

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